CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Buffered Notes with Fixed Semi-Annual Coupons linked to a weighted basket consisting of the S&P 500® Index, the iShares® MSCI EAFE Index Fund, the MidCap SPDR® Trust, Series 1, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 2000® Index Fund due April 23, 2015	$22,669,000	$2,597.87

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
Dated October 14, 2011
PRICING SUPPLEMENT
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
Product Supplement dated April 9, 2009,
Underlying Supplement no. 3 dated October 22, 2010, and
Underlying Supplement no. 4 dated October 22, 2010)

HSBC USA Inc.
Buffered Notes with Fixed Semi-Annual
Coupons

}
$22,669,000 Buffered Notes with Fixed Semi-Annual Coupons linked to a weighted basket consisting of the S&P 500® Index, the iShares® MSCI EAFE Index Fund, the MidCap SPDR® Trust, Series 1, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 2000® Index Fund

}	A term of approximately 3.5 years

}	Exposure to the positive return in the reference asset, subject to a maximum return of 36.79%

}	Semi-annual coupon payments of 1.645% of the Principal Amount per each six-month period (equivalent to 3.29% per annum)

}	Protection from the first 10% of any losses in the reference asset, subject to the credit risk of HSBC USA Inc.

The Buffered Notes with Fixed Semi-Annual Coupons (each a “Note” and collectively the “Notes") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.  The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the ”SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, product supplement, underlying supplement no. 3 or underlying supplement no. 4.  Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-23 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page PS-4 of the accompanying product supplement, page S-3 of the accompanying prospectus supplement, page US3-1 of the accompanying underlying supplement no. 3 and page US4-2 of the accompanying underlying supplement no. 4.

	Price to Public	Fees and Commissions1	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$22,669,000	$0	$22,669,000

1See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-23 of this pricing supplement.

HSBC USA Inc.
Buffered Notes with Fixed Semi-Annual Coupons

Linked to a weighted basket consisting of the S&P 500® Index, the iShares® MSCI EAFE Index Fund, the MidCap SPDR® Trust, Series 1, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 2000® Index Fund

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Buffered Notes with Fixed Semi-Annual Coupons. The offering of Notes has the respective terms described in this pricing supplement and the accompanying underlying supplement no. 3, underlying supplement no. 4, product supplement, prospectus supplement and prospectus.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement no. 3, underlying supplement no. 4, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement relates to a single offering of Notes linked to the performance of a weighted basket (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The underlying basket consisting of one index and four index funds (each, a “Reference Asset Component”), as indicated below

Reference Asset	Reference Asset Components	Component Weightings	Reference Return Cap	Coupon Rate (paid semi-annually)
The Basket	S&P 500® Index (“SPX”) iShares® MSCI EAFE Index Fund (“EFA”) MidCap SPDR® Trust, Series 1 (“MDY”) iShares® MSCI Emerging Markets Index Fund (“EEM”) iShares® Russell 2000® Index Fund (“IWM”)	70.00% 15.00% 8.00% 4.00% 3.00%	36.79%	1.645% of the Principal Amount per each six-month period (equivalent to 3.29% per annum)

Trade Date:	October 14, 2011

Pricing Date:	October 14, 2011

Original Issue Date:	October 19, 2011

Final Valuation Date:	April 20, 2015, subject to adjustment as described below under the caption “Final Valuation Date and Maturity Date.”

Maturity Date:
3 business days after the Final Valuation Date, which is expected to be April 23, 2015.  The Maturity Date is subject to adjustment as described below under the caption “Final Valuation Date and Maturity Date.”

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.

Final Settlement Value:
If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return); and
(b) $1,000 + ($1,000 × Reference Return Cap).
If the Reference Return is less than zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount of Notes (zero return).
If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)].
Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each 1% that the Reference Return is below the Buffer Value.  For example, if the Reference Return is -40%, you will suffer a 30% loss and receive 70% of the Principal Amount at maturity, subject to the credit risk of HSBC.  If the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment at maturity.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:

Final Basket Value – Initial Basket Value Initial Basket Value,

subject to the Reference Return Cap

Buffer Value:	-10%

Initial Basket Value:	100

Final Basket Value:	The Closing Value on the Final Valuation Date.

Coupon Rate (paid semi-annually):	1.645% of the Principal Amount per each six-month period (equivalent to 3.29% per annum).

Coupon Payment Dates:
The twenty-third day of each April and October, commencing on April 23, 2012, up to and including the Maturity Date.  The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page PS-7 below.

Closing Value:
On any scheduled trading day, the Closing Value will be calculated as follows:
100 × [1 + (sum of the Reference Asset Component Return multiplied by the respective Component Weighting for each Reference Asset Component)].

Reference Asset Component Return:
Each of the Reference Asset Component Returns set forth in the formula above refers to the return for the Reference Asset Component, which reflects the performance of the Reference Asset Component, expressed as the percentage change from the Initial Component Value of that Reference Asset Component to the Final Component Value of that Reference Asset Component.

Initial Component Value:
With respect to the SPX, 1,224.58, with respect to the EFA, $52.12, with respect to the MDY, $155.48, with respect to the EEM, $39.59 and with respect to the IWM, $71.14, in each case representing the Official Closing Value (as defined below) of the respective Reference Asset Component as determined by the calculation agent on the Pricing Date.

Final Component Value:	With respect to each Reference Asset Component, the Official Closing Value of the respective Reference Asset Component on the Final Valuation Date.

Official Closing Value:
With respect to each Reference Asset Component, the Official Closing Value on any scheduled trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the EFA, “EFA UP <EQUITY>”, with respect to the MDY, “MDY UP <EQUITY>”, with respect to the EEM, “EEM UP <EQUITY>” and with respect to the IWM, “IWM UP <EQUITY>”) and, with respect to the EFA, MDY, EEM and IWM, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidiluton and Reorganization Adjustments” in the accompanying underlying supplement no. 4 or, for each Reference Asset Component, any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP/ISIN:	4042K1NW9 / US4042K1NW99

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

GENERAL

This pricing supplement relates to a single Note offering linked to the Reference Asset identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset.  Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, the product supplement dated April 9, 2009, underlying supplement no. 3 dated October 22, 2010 and underlying supplement no. 4 dated October 22, 2010.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Buffered Notes with Fixed Semi-Annual Coupons. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement no. 3, underlying supplement no. 4, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page US3-1 of the underlying supplement no. 3, page US4-2 of the underlying supplement no. 4, page PS-4 of the product supplement and page S-3 of the prospectus supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplements) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement, underlying supplement no. 3 and underlying supplement no. 4 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplements if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm

}	The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm

}	The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

PAYMENT ON THE NOTES

Maturity

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as follows:

}	If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the lesser of:

(a)      $1,000 + ($1,000 × Reference Return); and

(b)      $1,000 + ($1,000 × Reference Return Cap).

}	If the Reference Return is less than zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount of Notes (zero return).

}	If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, calculated as follows:

       $1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for every 1% that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% loss, if the Reference Return is -40%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment at maturity.

Coupon

On each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Coupon Rate.  The expected Coupon Payment Dates are the twenty-third day of each April and October, commencing on April 23, 2012, up to and including the Maturity Date.  If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date), such Coupon Payment Date will be postponed to the immediately succeeding business day.  If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under “Observation Dates and Maturity Date” below, such final Coupon Payment Date will be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any of the foregoing postponements.  For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Issuer and Reference Sponsor

With respect to SPX, Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. is the reference sponsor.  With respect to EFA, EEM and IWM, iShares, Inc. is the reference issuer.  With respect to MDY, SPDR® Series Trust is the reference issuer.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}
You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the value of such Reference Asset will increase over the term of the Notes, but not by more than the Reference Return Cap.

}	You are willing to invest in the Notes based on the Reference Return Cap indicated herein, which may limit your return at maturity.

}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below -10%.

}	You are willing to invest in the Notes based on the Coupon Rate of 1.645% of the Principal Amount per each six-month period (equivalent to 3.29% per annum).

}
You do not prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forego distributions paid to holders of stocks comprising the Reference Asset Components, or the Reference Asset Components themselves, as applicable.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}	You are unwilling to invest in the Notes based on the Reference Return Cap indicated herein, which may limit your return at maturity.

}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below -10%.

}	You are unwilling to invest in the Notes based on the Coupon Rate of 1.645% of the Principal Amount per each six-month period (equivalent to 3.29% per annum).

}	You seek an investment that provides a full return of principal.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the distributions paid to holders of stocks comprising the Reference Asset Components, or the Reference Asset Components themselves, as applicable.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement, page PS-4 of the accompanying product supplement, page US3-1 of underlying supplement no. 3 and page US4-2 of underlying supplement no. 4.  Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset Components or the Reference Asset Components themselves, as applicable.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement no. 3, underlying supplement no. 4, product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying underlying supplement no. 3, the accompanying underlying supplement no. 4, the accompanying product supplement and the accompanying prospectus supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Notes Linked to the Performance of Exchange-Traded Funds” in the product supplement;

}
“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which they Trade and to a Lesser Extent, Foreign Markets” in underlying supplement no. 4;

}	“— The Notes are Subject to Currency Exchange Risk” in underlying supplement no. 4; and

}	“— There are Risks Associated with Emerging Markets” in underlying supplement no. 4.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Basket Value from the Initial Basket Value beyond the Buffer Value of -10%.  If the Reference Asset declines by more than the Buffer Value, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Value.  Accordingly, if the Reference Return is below -10%, your Payment at Maturity will be less than the Principal Amount of your Notes.  You may lose up to 90% of your investment at maturity if the Reference Return is negative.

The appreciation of the Notes is limited by the Reference Return Cap.

You will not participate in any appreciation in the value of the Reference Asset beyond the Reference Return Cap of 36.79%.  You will not receive a return on the Notes greater than the Reference Return Cap.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any return of principal at maturity or coupon payable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

No dividend payments or voting rights.

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising the Reference Asset Components or the Reference Asset Components themselves, as applicable, would have.

Changes in the values of the Reference Asset Components may offset each other.

Movements in the values of the Reference Asset Components may not correlate with each other. At a time when the value of one of the Reference Asset Components increases, the values of the other Reference Asset Components may not increase as much or may even decline. Therefore, in calculating the Final Basket Value and therefore the Reference Return and Final Settlement Value, increases in the value of one or more of the Reference Asset Components may be moderated, or more than offset, by lesser increases or declines in the values of the other Reference Asset Components. As a result, the Final Settlement Value may be adversely affected even if the value of some of the Reference Asset Components increase during the term of the Notes.  Furthermore, because the Component Weighting of the SPX is greater than the Component Weightings of the other four Reference Asset Components that make up the Reference Asset, poor performance of the SPX will have a disproportionately large negative impact on the Final Settlement Value.

Changes that affect an index may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an index concerning additions, deletions and substitutions of the constituents comprising such index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such index may affect the level of such index.  The policies of the reference sponsor with respect to the calculation of the index could also affect the level of such index.  The reference sponsor may discontinue or suspend calculation or dissemination of its index.  Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

An index fund and its underlying index are different.

The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances.  An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows.

The Reference Asset is subject to management risk.

The index funds included in the Reference Asset are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each index fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its respective underlying index by investing in a portfolio of securities that generally replicate the respective underlying index. Therefore, unless a specific security is removed from an underlying index, the index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the index funds are subject to the risk that the investment strategy of the index funds’ investment advisor may not produce the intended results.

There is limited anti-dilution protection.

For certain events affecting shares of an index fund, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the relevant Final Component Value which may affect your Final Settlement Value. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the relevant index fund. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the relevant index fund, the market price of the securities and the Final Settlement Value may be materially and adversely affected.

There are risks associated with small-capitalization or mid-capitalization stocks.

The MDY and IWM may invest in companies that may be considered small-capitalization or mid-capitalization companies, as applicable.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies.  Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the relevant index fund to buy and sell them.  In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Small-capitalization or mid-

capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount payable on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the payment of the coupons and the Payment at Maturity described in this pricing supplement are based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase the Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Basket Value.  We cannot predict the Final Basket Value of the Reference Asset.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset to which your Notes are linked or the return on your Notes.  With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Return from -50% to +75%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Total Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the “Hypothetical Total Payment on the Notes” per $1,000 Principal Amount of Notes to $1,000.  The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals.  The following table and examples reflect the following:

}	Principal Amount:	$1,000

}	Coupon Rate (paid semi-annually):	1.645% of the Principal Amount per each six-month period (equivalent to 3.29% per annum)

}	Buffer Value:	-10%

}	Reference Return Cap:	36.79%

Hypothetical Reference Return	Total Coupon Paid Over the Term of the Notes	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes
75%	$115.15	$1,367.90	$1,483.05	48.305%
65%	$115.15	$1,367.90	$1,483.05	48.305%
55%	$115.15	$1,367.90	$1,483.05	48.305%
45%	$115.15	$1,367.90	$1,483.05	48.305%
36.79%	$115.15	$1,367.90	$1,483.05	48.305%
25%	$115.15	$1,250.00	$1,365.15	36.515%
20%	$115.15	$1,200.00	$1,315.15	31.515%
10%	$115.15	$1,100.00	$1,215.15	21.515%
0%	$115.15	$1,000.00	$1,115.15	11.515%
-5%	$115.15	$1,000.00	$1,115.15	11.515%
-10%	$115.15	$1,000.00	$1,115.15	11.515%
-15%	$115.15	$950.00	$1,065.15	6.515%
-20%	$115.15	$900.00	$1,015.15	1.515%
-30%	$115.15	$800.00	$915.15	-8.485%
-40%	$115.15	$700.00	$815.15	-18.485%
-50%	$115.15	$600.00	$715.15	-28.485%

The following examples indicate how the total payment on the notes would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Return is 10.00%.

Reference Return:	10.00%
Total Return on the Notes:	21.515%

Because the Reference Return is positive and not greater than the Reference Return Cap, the Final Settlement Value would be $1,100.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 10.00%)

= $1,100.00

Therefore, with the total coupon payment of $115.15 over the term of the Notes, the total payment on the Notes is $1,215.15.

Example 1 shows that on the Maturity Date you will receive the return of your principal investment plus a return equal to the Reference Return when such Reference Return is positive and if such amount is equal to or less than the Reference Return Cap.  In addition, over the term of the Notes you will receive a total coupon payment of $115.15, regardless of the performance of the Reference Asset.

Example 2: The Reference Return is 55.00%.

Reference Return:	55.00%
Total Return on the Notes:	48.305%

Because the Reference Return is positive and greater than the Reference Return Cap, the Final Settlement Value would be $1,367.90 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Reference Return Cap)

= $1,000 + ($1,000 × 36.79%)

= $1,367.90

Therefore, with the total coupon payment of $115.15 over the term of the Notes, the total payment on the Notes is $1,483.05.

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Reference Return Cap when the Reference Return is positive and if such Reference Return exceeds the Reference Return Cap.  In addition, over the term of the Notes you will receive a total coupon payment of $115.15, regardless of the performance of the Reference Asset.

Example 3: The Reference Return is -5.00%.

Reference Return:	-5.00%
Total Return on the Notes:	11.515%

Because the Reference Return is less than zero but greater than the Buffer Value, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of Notes (a zero return).

Therefore, with the total coupon payment of $115.15 over the term of the Notes, the total payment on the Notes is $1,115.15.

Example 4: The Reference Return is -30%.

Reference Return:	-30.00%
Total Return on the Notes:	-8.485%

Here, the Reference Return is -30.00%.  Because the Reference Return is less than the Buffer Value of -10%, the Final Settlement Value would be $800.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-30.00% + 10%)]

= $800.00

Therefore, with the total coupon payment of $115.15 over the term of the Notes, the total payment on the Notes is $915.15.

Example 4 shows that you will lose 1% of the Principal Amount of your Notes for every 1% decline in the Reference Asset beyond -10%.  YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY.  In addition, over the term of the Notes you will receive a total coupon payment of $115.15, regardless of the performance of the Reference Asset.

INFORMATION RELATING TO THE REFERENCE ASSET

The S&P 500® Index

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of October 14, 2011 were: Information Technology, Financials, Energy, Health Care and Consumer Staples.

For more information about the SPX, see “The S&P 500® Index” on page US3-4 of the accompanying underlying supplement no. 3.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from October 17, 2006 through October 14, 2011.  The closing level for the SPX on October 14, 2011 was 1,224.58. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX on the Final Valuation Date.

The iShares® MSCI EAFE Index Fund

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA. As of October 14, 2011, the MSCI EAFE® Index consisted of the following 22 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” on page US4-25 of the accompanying underlying supplement no. 4.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing prices from October 17, 2006 through October 14, 2011.  The closing price for the EFA on October 14, 2011 was $52.12. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EFA on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$65.52	$60.25	$64.99
4/3/2006	6/30/2006	$70.65	$59.40	$65.35
7/3/2006	9/29/2006	$68.52	$60.94	$67.78
10/2/2006	12/29/2006	$74.66	$67.61	$73.26
1/3/2007	3/30/2007	$77.18	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.05	$80.63
7/2/2007	9/28/2007	$85.50	$67.99	$82.56
10/1/2007	12/31/2007	$86.49	$78.00	$78.50
1/2/2008	3/31/2008	$79.22	$65.63	$71.90
4/1/2008	6/30/2008	$78.76	$68.06	$68.70
7/1/2008	9/30/2008	$68.39	$52.36	$56.30
10/1/2008	12/31/2008	$56.42	$35.53	$44.87
1/2/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30
1/4/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010	6/30/2010	$58.08	$45.86	$46.51
7/1/2010	9/30/2010	$55.81	$46.45	$54.92
10/1/2010	12/31/2010	$59.50	$53.85	$58.23
1/3/2011	3/31/2011	$61.98	$54.69	$60.09
4/1/2011	6/30/2011	$64.35	$56.71	$60.14
7/1/2011	9/30/2011	$60.86	$46.09	$47.75
10/3/2011*	10/14/2011*	$52.21	$45.46	$52.12

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 14, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The MidCap SPDR® Trust, Series 1

General

HSBC has derived all information relating to the MDY, including, without limitation, its make-up, performance, method of calculation and changes in its components from publicly available sources.  The MDY is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally correspond, before expenses, to the price and yield performance of the underlying index.  The MDY is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon, formerly The Bank of New York, as trustee (the “Trustee”), and PDR Services LLC, as sponsor.  The MDY was created to provide investors with the opportunity to purchase a Unit representing a proportionate undivided ownership interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P MidCap® 400 Index (“underlying index”).  The MDY is listed on the NYSE Arca under the ticker symbol “MDY.” Information regarding the MDY can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the “SEC”) (SEC File No. 033-89088) or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement and HSBC makes no representation or warranty as to the accuracy or completeness of such information.

Investments of the MDY

The MDY holds common stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations.  The MDY pursues an indexing strategy of “replication” in attempting to approximate the performance of the underlying index. At any time, the MDY will consist of as many underlying index component stocks as practicable.  It is anticipated that cash will not constitute a substantial portion of the net assets of the MDY.  To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the underlying index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the underlying index.  The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the underlying index.

The value of  Units fluctuates in relation to changes in the value of the Portfolio.  The market price of each individual Unit may not be identical to the net asset value of such Unit but, historically, these two valuations have been very close.  It is possible that, for a short period, the MDY may not fully replicate the performance of the underlying index due to the unavailability of certain stocks comprising the underlying index in the secondary market or due to other extraordinary circumstances.  Additionally, although the market price of the MDY is generally expected to mirror the characteristics and valuations of the underlying index, the underlying index is a theoretical financial calculation, while the MDY is an actual investment portfolio.  The price per Unit may not completely track the value of the underlying index because the MDY will reflect transaction costs and fees that are not included in the calculation of the underlying index, corporate actions and timing variances.

The S&P MidCap® 400 Index

The underlying index is published by S&P, is comprised of the shares of common stock of 400 companies with mid-sized market capitalizations ranging from $850 million to $3.8 billion and covers approximately 7% of the market value of the United States equities market.  The calculation of the value of the underlying index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of such 400 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 400 similar companies on the base date of June 28, 1991.  Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock.  As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

The four hundred selected common stocks, all of which are listed on national stock exchanges, span a broad range of major industry groups.  The underlying index is maintained by the S&P Index Committee, a team of S&P economists and industry analysts that meet on a regular basis.  The goal of the Index Committee is to ensure that the index remains an accurate measure of midsized companies, reflecting the risk and return characteristics of the broader mid cap universe on an on-going basis.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the underlying index to achieve the objectives stated above.

Computation of the Underlying Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the underlying index to float-adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the underlying index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the underlying index (i.e., its Market Value). Currently, S&P calculates the underlying index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the underlying index is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the underlying index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:
•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this document, the underlying index is also calculated using a base-weighted aggregate methodology: the level of the underlying index reflects the total Market Value of all the component stocks relative to the underlying index base period of 1941-43. The daily calculation of the underlying index is computed by dividing the Market Value of the underlying index component stocks by a Divisor, which is adjusted from time to time as discussed below.

 The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the underlying index is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the underlying index includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the underlying index is maintained by adjusting the Divisor for all changes in the underlying index constituents’ share capital after the base period of 1941-43 with the level of the underlying index as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the underlying index from changing due to corporate actions, all corporate actions which affect the total Market Value of the underlying index also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the underlying index remains constant. This helps maintain the level of the underlying index as an accurate barometer of stock market performance and ensures that the movement of the underlying index does not reflect the corporate actions of individual companies in the underlying index.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the underlying index.  As noted in the preceding  paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the underlying index and do not require Divisor adjustments.

The table below summarizes the types of underlying index maintenance adjustments and indicates whether or not an  Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the underlying index, no company removed from the underlying index.	No

Spin-off	Spun-off company added to the underlying index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the underlying index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Type of Corporate Action	Comments	Divisor Adjustment
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the underlying index component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the underlying index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

•	Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

•	New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

Another large part of the underlying index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the underlying index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the underlying index are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Performance of the MDY
The following graph sets forth the historical performance of the MDY based on the daily historical closing prices from October 17, 2006 through October 14, 2011.  The closing price for the MDY on October 14, 2011 was $155.48.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the MDY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the MDY on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$145.16	$133.58	$144.76
4/3/2006	6/30/2006	$149.60	$130.32	$139.40
7/3/2006	9/29/2006	$140.78	$129.60	$137.60
10/2/2006	12/29/2006	$150.26	$135.65	$146.38
1/3/2007	3/30/2007	$158.81	$145.07	$154.51
4/2/2007	6/29/2007	$168.55	$153.96	$162.98
7/2/2007	9/28/2007	$168.45	$144.95	$161.00
10/1/2007	12/31/2007	$167.95	$148.94	$155.01
1/2/2008	3/31/2008	$156.07	$131.35	$141.27
4/1/2008	6/30/2008	$163.31	$142.73	$148.76
7/1/2008	9/30/2008	$151.09	$125.79	$131.83
10/1/2008	12/31/2008	$131.22	$74.07	$97.18
1/2/2009	3/31/2009	$102.46	$72.55	$88.65
4/1/2009	6/30/2009	$110.17	$86.52	$105.31
7/1/2009	9/30/2009	$130.73	$97.92	$125.28
10/1/2009	12/31/2009	$134.83	$118.38	$131.76
1/4/2010	3/31/2010	$145.35	$123.76	$143.16
4/1/2010	6/30/2010	$154.78	$125.00	$129.16
7/1/2010	9/30/2010	$147.49	$125.60	$145.59
10/1/2010	12/31/2010	$166.35	$143.58	$164.68
1/3/2011	3/31/2011	$179.66	$163.43	$179.55
4/1/2011	6/30/2011	$184.97	$167.77	$177.40
7/1/2011	9/30/2011	$183.97	$139.82	$142.13
10/3/2011*	10/14/2011*	$155.89	$133.00	$155.48

*As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 14, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of October 14, 2011, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  MSCI is no longer affiliated with Morgan Stanley.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” on page US4-22 of the accompanying underlying supplement no. 4.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from October 17, 2006 through October 14, 2011.  The closing price for the EEM on October 14, 2011 was $39.59. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$33.79	$30.00	$33.02
4/3/2006	6/30/2006	$37.08	$27.12	$31.23
7/3/2006	9/29/2006	$33.33	$29.03	$32.29
10/2/2006	12/29/2006	$38.26	$31.63	$38.10
1/3/2007	3/30/2007	$39.85	$34.52	$38.75
4/2/2007	6/29/2007	$44.62	$38.74	$43.82
7/2/2007	9/28/2007	$50.49	$37.15	$49.78
10/1/2007	12/31/2007	$55.83	$47.22	$50.10
1/2/2008	3/31/2008	$50.75	$40.68	$44.79
4/1/2008	6/30/2008	$52.48	$44.43	$45.19
7/1/2008	9/30/2008	$44.76	$30.88	$34.53
10/1/2008	12/31/2008	$34.29	$18.22	$24.97
1/2/2009	3/31/2009	$27.28	$19.87	$24.81
4/1/2009	6/30/2009	$34.88	$24.72	$32.23
7/1/2009	9/30/2009	$39.51	$30.25	$38.91
10/1/2009	12/31/2009	$42.52	$37.30	$41.50
1/4/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62
1/3/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/3/2011*	10/14/2011*	$39.71	$33.43	$39.59

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 14, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

iShares® Russell 2000® Index Fund

We have derived all information contained in this pricing supplement regarding the IWM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”).  The IWM is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the IWM.  The IWM is an exchange traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “IWM”  We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the IWM. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BFA, the IWM, please see the Prospectus, dated August 1, 2009. You can obtain the level of the IWM at any time from the Bloomberg Financial Markets page “IWM <Equity> <GO>” or from the iShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The IWM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “underlying index”). The underlying index was developed by Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The IWM uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the underlying index. The IWM will generally invest at least 90% of its assets in the securities of the underlying index and ADRs or other depositary receipts based on securities of the underlying index. The IWM may invest its other assets in futures contracts, other types of options and swaps related to the underlying index, as well as cash and cash equivalents, including share of money market funds affiliated with BFA.

Representative Sampling

The IWM pursues a “representative sampling” strategy in attempting to track the performance of its underlying index, and generally does not hold all of the equity securities included in its underlying index. The IWM invests in a representative sample of securities in the underlying index, which BFA believes to have a similar investment profile as the underlying index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of its underlying index.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the IWM is an actual investment portfolio. The performance of the IWM and its underlying index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between a Fund’s portfolio and the underlying index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the underlying index) or representative sampling. BFA expects that, over time, the correlation between a Fund’s performance and that of its underlying index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The IWM, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The IWM will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that its underlying index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

The Russell 2000® Index

We have derived all information relating to the Russell 2000® Index (the “RTY”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY

RTY is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ Global Market, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

 In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

 The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

♦
ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

♦
Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

♦
Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

♦	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

♦
“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

♦
Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

♦
When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

♦
Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

♦
Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

♦
Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical closing prices from October 17, 2006 through October 14, 2011.  The closing price for the IWM on October 14, 2011 was $71.14.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the IWM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the IWM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$76.24	$66.05	$75.97
4/3/2006	6/30/2006	$78.02	$66.55	$71.66
7/3/2006	9/29/2006	$73.57	$66.35	$71.96
10/2/2006	12/29/2006	$79.76	$70.68	$78.05
1/3/2007	3/30/2007	$82.44	$75.15	$79.51
4/2/2007	6/29/2007	$85.17	$79.15	$82.96
7/2/2007	9/28/2007	$85.74	$73.24	$80.04
10/1/2007	12/31/2007	$84.89	$72.99	$75.92
1/2/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/4/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010	6/30/2010	$74.65	$60.71	$61.08
7/1/2010	9/30/2010	$68.55	$58.66	$67.47
10/1/2010	12/31/2010	$79.27	$66.49	$78.23
1/3/2011	3/31/2011	$84.29	$76.95	$84.17
4/1/2011	6/30/2011	$86.81	$77.23	$82.80
7/1/2011	9/30/2011	$85.97	$63.49	$64.25
10/3/2011*	10/14/2011*	$71.33	$60.09	$71.14

*As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 14, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The Basket

The following graph illustrates the hypothetical daily historical performance of the Basket from October 17, 2006 through October 14, 2011 based on information from Bloomberg Professional® service, if the level of the Basket was made to equal 100 on October 17, 2006.  The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Reference Asset Components and (ii) the assumption that no adjustment to the Official Closing Value occurred from October 17, 2006 through October 14, 2011 for any Reference Asset Component.  Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Reference Asset Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment at maturity.  You may lose up to 90% of your investment at maturity.

FINAL VALUATION DATE AND MATURITY DATE

If the Final Valuation Date is not a scheduled trading day for any Reference Asset Component, then the Final Valuation Date for such Reference Asset Component will be the next succeeding day that is a scheduled trading day (as defined in the relevant underlying supplement with respect to each Reference Asset Component) for such Reference Asset Component. For each Reference Asset Component, the calculation agent will determine whether a market disruption event (as defined in the relevant underlying supplement with respect to each Reference Asset Component) exists on the Final Valuation Date with respect to such Reference Asset Component independent from other Reference Asset Components; therefore a market disruption event may exist for certain Reference Asset Components and not exist for other Reference Asset Components. If a market disruption event exists for a Reference Asset Component on the Final Valuation Date, then the Final Valuation Date for such Reference Asset Component will be the next scheduled trading day for which there is no market disruption event for such Reference Asset Component. If such market disruption event continues for five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be the Final Valuation Date for such Reference Asset Component, and the Final Component Value with respect to such Reference Asset Component will be determined (1) with respect to a Reference Asset Component that is an index, by means of the formula for and method of calculating such index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security included in such index (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in such index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security), or (2) with respect to a Reference Asset Component that is an index fund, by the calculation agent, in its sole discretion, using its estimate of the exchange traded prices for such index fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Asset Component on the originally scheduled Final Valuation Date, the determination of such Reference Asset Component’s Final Component Value will be made on the originally scheduled Final Valuation Date, irrespective of the existence of a market disruption event with respect to any other Reference Asset Component. If the Final Valuation Date for any Reference Asset Component is postponed, then the Maturity Date will also be postponed to the third business day following the latest of such postponed Final Valuation Dates.

For avoidance of doubt, the MDY will be treated in the same manner as the SPDR® Trust, Series 1 for all purposes of determining whether a market disruption event exists with respect to the MDY as described under “Additional Terms of the Notes—Market Disruption Events” in the accompanying underlying supplement no. 4.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In such a case, the third scheduled trading day for all of the Reference Asset Components immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Asset Component Return for each Reference Asset Component.  If a market disruption event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fifth business day following such accelerated postponed Final Valuation Date.  For the avoidance of doubt, if no market disruption event exists with respect to a Reference Asset Component on the scheduled trading day preceding the date of acceleration, the determination of the Reference Asset Component Return for such Reference Asset Component will be made on such date, irrespective of the existence of a market disruption event with respect to any other Reference Asset Component occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement.  Fee based accounts purchasing the Notes will pay a purchase price of $1,000 per Note, and the agent with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as an income-bearing pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special  U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat a Note as an income-bearing pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we intend to treat any gain or loss upon maturity or an earlier sale or exchange as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Coupon) and your tax basis in the Note.  Any such gain or loss will be short-term or long-term capital gain or loss, depending on your holding period in your Note at such time for U.S. federal income tax purposes.  Your tax basis in a Note generally will equal your cost of the Note.  In addition, the tax treatment of the Coupons is unclear.  Although the tax treatment of the Coupons is unclear, we intend to treat Coupons paid by us, including upon maturity, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations – Certain Equity Linked-Notes – Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid forward or other executory contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain.  In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EFA, the MDY, the EEM and the IWM). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In addition, if you are a non-U.S. holder (as defined in the prospectus supplement), because the tax treatment of the Coupons is unclear, we intend to withhold an amount equal to 30% of Coupons payable to you, subject to reduction or elimination by applicable treaty, unless income from such Coupon is effectively connected with your conduct of a trade or business within the United States.

We will not attempt to ascertain whether the issuer of any stock included in, or owned by, one or more of the Reference Asset Components would be treated as either a “passive foreign investment company” (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes.  In the event that the issuer of any stock included in, or owned by, one or more of the Reference Asset Components were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock included in, or owned by, the Reference Asset Components and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock included in, or owned by, one or more of the Reference Asset Components is or becomes a PFIC or USRPHC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

TABLE OF CONTENTS
You should only rely on the information contained in this pricing supplement, any accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, any accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, any accompanying underlying supplement, product supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, any accompanying underlying supplement, product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$22,669,000 Buffered Notes with
Fixed Semi-Annual Coupons

October 14, 2011

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-9
Information Relating to the Reference Asset	PS-11
Final Valuation Date and Maturity Date	PS-23
Events of Default and Acceleration	PS-23
Supplemental Plan of Distribution (Conflicts of Interest)	PS-23
Certain U.S. Federal Income Tax Considerations	PS-24
Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44
Underlying Supplement No. 4
Risk Factors	US4-2
The SPDR® Dow Jones Industrial AverageSM ETF Trust	US4-9
The POWERSHARES QQQ TRUSTSM, SERIES 1	US4-12
The iShares® MSCI Mexico Investable Market Index Fund	US4-16
The iShares® MSCI Brazil Index Fund	US4-19
The iShares® MSCI Emerging Markets Index Fund	US4-22
The iShares® MSCI EAFE Index Fund	US4-25
The SPDR Trust Series 1	US4-27
The Market Vectors Gold Miners ETF	US4-31
The Oil Service HOLDRSSM Trust	US4-34
The iShares® Dow Jones U.S. Real Estate Index Fund	US4-36
The iShares® FTSE/Xinhua China 25 Index Fund	US4-39
The iShares® S&P Latin America 40 Index Fund	US4-43
The Financial Select Sector SPDR® Fund	US4-46
The Semiconductor HOLDRSSM Trust	US4-49
The iShares® Dow Jones Transportation Average Index Fund	US4-51
The Energy Select SPDR® Fund	US4-53
The Health Care Select SPDR® Fund	US4-56
Other Components	US4-59
Additional Terms of the Notes	US4-59
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59